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News Release
HP Inc. Reports Fiscal 2020 First Quarter Results

PALO ALTO, CA – (GlobeNewswire) – February 24, 2020 – HP (NYSE: HPQ)
●	First quarter GAAP diluted net earnings per share ("EPS") of $0.46, above the previously provided outlook of $0.39 to $0.42 per share
●	First quarter non-GAAP diluted net EPS of $0.65, above the previously provided outlook of $0.53 to $0.56 per share
●	First quarter net revenue of $14.6 billion, down 0.6% from the prior-year period
●	First quarter net cash provided by operating activities of $1.3 billion, free cash flow of $1.1 billion
●	First quarter returned $0.9 billion to shareholders in the form of share repurchases and dividends

HP Inc. fiscal 2020 first quarter financial performance
	Q1 FY20	Q1 FY19	Y/Y
GAAP net revenue ($B)	$14.6	$14.7	(0.6)%
GAAP operating margin	5.9%	6.3%	(0.4) pts
GAAP net earnings ($B)	$0.7	$0.8	(15.6)%
GAAP diluted net EPS	$0.46	$0.51	(9.8)%
Non-GAAP operating margin	8.1%	6.9%	1.2 pts
Non-GAAP net earnings ($B)	$1.0	$0.8	18.2%
Non-GAAP diluted net EPS	$0.65	$0.52	25.0%
Net cash provided by operating activities ($B)	$1.3	$0.9	49.1%
Free cash flow ($B)	$1.1	$0.7	66.6%

Notes to table
Information about HP Inc.'s use of non-GAAP financial information is provided under "Use of non-GAAP financial information" below.

Net revenue and EPS results
HP Inc. and its subsidiaries (“HP”) announced fiscal 2020 first quarter net revenue of $14.6 billion, down 0.6% (up 0.5% in constant currency) from the prior-year period.

First quarter GAAP diluted net EPS was $0.46, down from $0.51 in the prior-year period and above the previously provided outlook of $0.39 to $0.42. First quarter non-GAAP diluted net EPS was $0.65, up from $0.52 in the prior-year period and above the previously provided outlook of $0.53 to $0.56. First quarter non-GAAP net earnings and non-GAAP diluted net EPS exclude after-tax adjustments of $278 million, or $0.19 per diluted share, related to restructuring and other charges, acquisition-related charges, amortization of intangible assets, non-operating retirement-related (credits)/charges, and tax adjustments.

“Our Q1 results reflect a business that is strong and getting stronger. Our non-GAAP EPS growth of 25% was significantly above our guided range, driven by tremendous execution against our strategic priorities,” said Enrique Lores, President and CEO, HP Inc. “This is a team at the top of its game, combining the industry’s best innovation with disciplined execution and cost management to deliver for our shareholders. We have great confidence in our plans and are raising our full-year earnings outlook.”

Asset management
HP’s net cash provided by operating activities in the first quarter of fiscal 2020 was $1.3 billion. Accounts receivable ended the quarter at $4.9 billion, down 5-days quarter over quarter to 30 days. Inventory ended the quarter at $4.9 billion, down 3-days quarter over quarter to 38 days. Accounts payable ended the quarter at $12.8 billion, down 9 days quarter over quarter to 98 days.

HP generated $1.1 billion of free cash flow in the first quarter. Free cash flow includes net cash provided by operating activities of $1.3 billion adjusted for net investment in leases of $34 million and net investment in property, plant and equipment of $198 million.

HP’s dividend payment of $0.1762 per share in the first quarter resulted in cash usage of $0.3 billion. HP also utilized $0.7 billion of cash during the quarter to repurchase approximately 33.8 million shares of common stock in the open market. As a result, HP returned 84% of its first quarter free cash flow to shareholders. HP exited the quarter with $4.5 billion in gross cash, which includes cash and cash equivalents and short-term investments of $0.3 billion included in other current assets.

Fiscal 2020 First quarter segment results

•
Personal Systems net revenue was up 2% year over year (up 4% in constant currency) with a 6.7% operating margin. Commercial net revenue increased 7% and Consumer net revenue decreased 7%. Total units were up 4% with Notebooks units up 2% and Desktops units up 7%.

•
Printing net revenue was down 7% year over year (down 6% in constant currency) with a 16.0% operating margin. Total hardware units were down 10%. Commercial hardware revenue was down 1% and Consumer hardware revenue was down 13%. Supplies net revenue was down 7% (down 7% in constant currency).

Outlook
For the fiscal 2020 second quarter, HP estimates GAAP diluted net EPS to be in the range of $0.46 to $0.50 and non-GAAP diluted net EPS to be in the range of $0.49 to $0.53. Fiscal 2020 second quarter non-GAAP diluted net EPS estimates exclude $0.03 per diluted share, primarily related to restructuring and other charges, acquisition-related charges, defined benefit plan settlement charges, amortization of intangible assets, non-operating retirement-related (credits)/charges, tax adjustments and the related tax impact on these items.

For fiscal 2020, HP is updating its estimate of GAAP diluted net EPS to be in the range of $2.03 to $2.13 and revises its previous estimate of non-GAAP diluted net EPS to be in the range of $2.33 to $2.43. Fiscal 2020 non-GAAP diluted net EPS estimates exclude $0.30 per diluted share, primarily related to restructuring and other charges, acquisition-related charges, defined benefit plan settlement charges, amortization of intangible assets, non-operating retirement-related (credits)/charges, tax adjustments and the related tax impact on these items.

More information on HP's earnings, including additional financial analysis and an earnings overview presentation, is available on HP's Investor Relations website at www.investor.hp.com.

HP's FY2020 Q1 earnings conference call is accessible via an audio webcast at
www.hp.com/investor/2020Q1Webcast.

About HP Inc.
HP Inc. (NYSE: HPQ) creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at hp.com.

Use of non-GAAP financial information

To supplement HP’s consolidated condensed financial statements presented on a generally accepted accounting principles (“GAAP”) basis, HP provides net revenue on a constant currency basis, non-GAAP total operating expense, non-GAAP operating profit, non-GAAP operating margin, non-GAAP tax rate, non-GAAP net earnings, non-GAAP diluted net EPS, free cash flow, gross cash and net cash (debt) financial measures. HP also provides forecasts of non-GAAP diluted net EPS and free cash flow. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below or elsewhere in the materials accompanying this news release. In addition, an explanation of the ways in which HP’s management uses these non-GAAP measures to evaluate its business, the substance behind HP’s decision to use these non-GAAP measures, the material limitations associated with the use of these non-GAAP measures, the manner in which HP’s management compensates for those limitations, and the substantive reasons why HP’s management believes that these non-GAAP measures provide useful information to investors is included under “Use of non-GAAP financial measures” after the tables below. This additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for net revenue, operating expense, operating profit, operating margin, tax rate, net earnings, diluted net EPS, cash provided by operating activities or cash and cash equivalents prepared in accordance with GAAP.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP Inc. and its consolidated subsidiaries (“HP”) may differ materially from those expressed or implied by such forward-looking statements and assumptions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of net revenue, margins, expenses, effective tax rates, net earnings, net earnings per share, cash flows, benefit plan funding, deferred taxes, share repurchases, foreign currency exchange rates or other financial items; any projections of the amount, timing or impact of cost savings or restructuring and other charges, planned structural cost reductions and productivity initiatives; any statements of the plans, strategies and objectives of management for future operations, including, but not limited to, our business model and transformation, our sustainability goals, our go-to-market strategy, the execution of restructuring plans and any resulting cost savings, net revenue or profitability improvements or other financial impacts; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on HP and its financial performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief, including with respect to the timing and expected benefits of acquisitions and other business combination and investment transactions; and any statements of assumptions underlying any of the foregoing.

Risks, uncertainties and assumptions include factors relating to HP’s ability to execute on its strategic plan, including the recently announced initiatives, business model changes and transformation; execution of planned structural cost reductions and productivity initiatives; potential developments involving Xerox Holdings Corporation; HP’s ability to complete any contemplated share repurchases, other capital return programs or other strategic transactions; the need to address the many challenges facing HP’s businesses; the competitive pressures faced by HP’s businesses; risks associated with executing HP’s strategy and business model changes and transformation; successfully innovating, developing and executing HP’s go-to-market strategy, including online, omnichannel and contractual sales, in an evolving distribution and reseller landscape; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; successfully competing and maintaining the value proposition of HP’s products, including supplies; the need to manage third-party suppliers, manage HP’s global, multi-tier distribution network, limit potential misuse of pricing programs by HP’s channel partners, adapt to new or changing marketplaces and effectively deliver HP’s services; challenges to HP’s ability to accurately forecast inventories, demand and pricing, which may be due to HP’s multi-tiered channel, sales of HP’s products to unauthorized resellers or unauthorized resale of HP’s products; integration and other risks associated with business combination and investment transactions; the results of the restructuring plans, including estimates and assumptions related to the cost (including any possible disruption of HP’s business) and the anticipated benefits of the restructuring plans; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; the hiring and retention of key employees; the impact of macroeconomic and geopolitical trends and events; risks associated with HP’s international operations; the execution and performance of contracts by HP and its suppliers, customers, clients and partners; disruptions in operations from system security risks, data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the novel coronavirus, and other natural or manmade disasters or catastrophic events; the impact of changes in tax laws, including uncertainties related to the interpretation and application of the Tax Cuts and Jobs Act of 2017 on HP’s tax obligations and effective tax rate; the resolution of pending investigations, claims and disputes; and other risks that are described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 and HP’s other filings with the Securities and Exchange Commission.

As in prior periods, the financial information set forth in this document, including any tax-related items, reflects estimates based on information available at this time. While HP believes these estimates to be reasonable, these amounts could differ materially from reported amounts in HP’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2020, April 30, 2020 and July 31, 2020, Annual Report on Form 10-K for the fiscal year ended October 31, 2020, and HP’s other filings with the Securities and Exchange Commission. HP assumes no obligation and does not intend to update these forward-looking statements. HP’s Investor Relations website at http://www.investor.hp.com contains a significant amount of information about HP, including financial and other information for investors. HP encourages investors to visit its website from time to time, as information is updated and new information is posted. The content of HP’s website is not incorporated by reference into this document or in any other report or document HP files with the SEC, and any references to HP’s website are intended to be inactive textual references only.

HP INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (Unaudited) (In millions, except per share amounts)

	Three months ended
	January 31, 2020	October 31, 2019	January 31, 2019
Net revenue	$14,618	$15,407	$14,710
Costs and expenses:
Cost of revenue	11,746	12,483	12,098
Research and development	400	389	344
Selling, general and administrative	1,290	1,405	1,248
Restructuring and other charges	291	134	55
Acquisition-related charges	—	23	10
Amortization of intangible assets	26	29	29
Total costs and expenses	13,753	14,463	13,784

Earnings from operations	865	944	926
Interest and other, net	13	(452)	(26)
Earnings before taxes	878	492	900
Provision for taxes	(200)	(104)	(97)
Net earnings	$678	$388	$803

Net earnings per share:
Basic	$0.47	$0.26	$0.52
Diluted	$0.46	$0.26	$0.51

Cash dividends declared per share	$0.35	$—	$0.32

Weighted-average shares used to compute net earnings per share:
Basic	1,454	1,476	1,556
Diluted	1,460	1,486	1,567

HP INC. AND SUBSIDIARIES ADJUSTMENTS TO GAAP NET EARNINGS, EARNINGS FROM OPERATIONS, OPERATING MARGIN AND DILUTED NET EARNINGS PER SHARE (Unaudited) (In millions, except per share amounts)

	Three months ended
	January 31, 2020		October 31, 2019		January 31, 2019
	Amounts	Diluted net earnings per share	Amounts	Diluted net earnings per share	Amounts	Diluted net earnings per share
GAAP net earnings	$678	$0.46	$388	$0.26	$803	$0.51
Non-GAAP adjustments:
Restructuring and other charges	291	0.20	134	0.09	55	0.04
Acquisition-related charges	—	—	23	0.02	10	0.01
Amortization of intangible assets	26	0.02	29	0.02	29	0.02
Non-operating retirement-related credits	(57)	(0.04)	(25)	(0.02)	(12)	(0.01)
Tax adjustments(a)	18	0.01	350	0.23	(76)	(0.05)
Non-GAAP net earnings	$956	$0.65	$899	$0.60	$809	$0.52

GAAP earnings from operations	$865		$944		$926
Non-GAAP adjustments:
Restructuring and other charges	291		134		55
Acquisition-related charges	—		23		10
Amortization of intangible assets	26		29		29
Non-GAAP earnings from operations	$1,182		$1,130		$1,020

GAAP operating margin	6%		6%		6%
Non-GAAP adjustments	2%		1%		1%
Non-GAAP operating margin	8%		7%		7%

(a)	Includes tax impact on non-GAAP adjustments.

HP INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In millions)

	As of
	January 31, 2020	October 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,205	$4,537
Accounts receivable, net	4,857	6,031
Inventory	4,946	5,734
Other current assets	3,469	3,875
Total current assets	17,477	20,177
Property, plant and equipment, net	2,756	2,794
Goodwill	6,387	6,372
Other non-current assets	5,036	4,124
Total assets	$31,656	$33,467

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable and short-term borrowings	$923	$357
Accounts payable	12,808	14,793
Other current liabilities	10,136	10,143
Total current liabilities	23,867	25,293
Long-term debt	3,932	4,780
Other non-current liabilities	5,491	4,587
Stockholders' deficit	(1,634)	(1,193)
Total liabilities and stockholders' deficit	$31,656	$33,467

HP INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited) (In millions)

	Three months ended
	January 31, 2020	January 31, 2019
Cash flows from operating activities:
Net earnings	$678	$803
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	198	168
Stock-based compensation expense	109	107
Restructuring and other charges	291	55
Deferred taxes on earnings	117	103
Other, net	54	(5)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,167	211
Inventory	761	191
Accounts payable	(1,919)	(184)
Net investment in leases	(34)	—
Taxes on earnings	(27)	11
Restructuring and other	(109)	(46)
Other assets and liabilities	(1)	(552)
Net cash provided by operating activities	1,285	862
Cash flows from investing activities:
Investment in property, plant and equipment	(198)	(189)
Purchases of available-for-sale securities and other investments	(311)	(69)
Maturities and sales of available-for-sale securities and other investments	11	344
Collateral posted for derivative instruments	—	(30)
Collateral returned for derivative instruments	—	30
Payment made in connection with business acquisitions, net of cash acquired	—	(404)
Net cash used in investing activities	(498)	(318)
Cash flows from financing activities:
Payment of short-term borrowings with original maturities less than 90 days, net	—	(855)
Proceed from short-term borrowings with original maturities greater than 90 days	2	—
Proceeds from debt, net of issuance costs	9	40
Payment of debt	(67)	(476)
Stock-based award activities	(116)	(83)
Repurchase of common stock	(691)	(720)
Cash dividends paid	(256)	(249)
Net cash used in financing activities	(1,119)	(2,343)
Decrease in cash and cash equivalents	(332)	(1,799)
Cash and cash equivalents at beginning of period	4,537	5,166
Cash and cash equivalents at end of period	$4,205	$3,367

HP INC. AND SUBSIDIARIES SEGMENT/BUSINESS UNIT INFORMATION (Unaudited) (In millions)

	Three months ended			Change (%)
	January 31, 2020	October 31, 2019	January 31, 2019	Q/Q	Y/Y
Net revenue:
Notebooks	$5,974	$6,280	$5,919	(5)%	1%
Desktops	2,923	3,138	2,857	(7)%	2%
Workstations	594	649	562	(8)%	6%
Other	401	359	319	12%	26%
Personal Systems	9,892	10,426	9,657	(5)%	2%
Supplies	3,041	3,159	3,267	(4)%	(7)%
Commercial Hardware	1,076	1,183	1,090	(9)%	(1)%
Consumer Hardware	607	640	699	(5)%	(13)%
Printing	4,724	4,982	5,056	(5)%	(7)%
Corporate Investments(a)	1	—	1	NM	NM
Total segments net revenue	14,617	15,408	14,714	(5)%	(1)%
Other(a)	1	(1)	(4)	NM	NM
Total net revenue	$14,618	$15,407	$14,710	(5)%	(1)%

Earnings before taxes:
Personal Systems	$662	$556	$410
Printing	754	777	821
Corporate Investments	(13)	(25)	(24)
Total segment earnings from operations	1,403	1,308	1,207
Corporate and unallocated cost and other	(112)	(114)	(80)
Stock-based compensation expense	(109)	(64)	(107)
Restructuring and other charges	(291)	(134)	(55)
Acquisition-related charges	—	(23)	(10)
Amortization of intangible assets	(26)	(29)	(29)
Interest and other, net	13	(452)	(26)
Total earnings before taxes	$878	$492	$900

(a)	"NM" represents not meaningful.

HP INC. AND SUBSIDIARIES SEGMENT OPERATING MARGIN SUMMARY (Unaudited)

	Three months ended			Change in Operating Margin (pts)
	January 31, 2020	October 31, 2019	January 31, 2019	Q/Q		Y/Y
Segment operating margin:
Personal Systems	6.7%	5.3%	4.2%	1.4	pts	2.5	pts
Printing	16.0%	15.6%	16.2%	0.4	pts	(0.2	)pts
Corporate Investments(a)	NM	NM	NM	NM		NM
Total segments	9.6%	8.5%	8.2%	1.1	pts	1.4	pts

(a)	"NM" represents not meaningful.

HP INC. AND SUBSIDIARIES CALCULATION OF DILUTED NET EARNINGS PER SHARE (Unaudited) (In millions, except per share amounts)

	Three months ended
	January 31, 2020	October 31, 2019	January 31, 2019
Numerator:
GAAP net earnings	$678	$388	$803
Non-GAAP net earnings	$956	$899	$809

Denominator:
Weighted-average shares used to compute basic net earnings per share	1,454	1,476	1,556
Dilutive effect of employee stock plans(a)	6	10	11
Weighted-average shares used to compute diluted net earnings per share	1,460	1,486	1,567

GAAP diluted net earnings per share	$0.46	$0.26	$0.51
Non-GAAP diluted net earnings per share	$0.65	$0.60	$0.52

(a)	Includes any dilutive effect of restricted stock units, stock options and performance-based awards.

Use of non-GAAP financial measures
To supplement HP’s consolidated condensed financial statements presented on a GAAP basis, HP provides net revenue on a constant currency basis, non-GAAP total operating expense, non-GAAP operating profit, non-GAAP operating margin, non-GAAP tax rate, non-GAAP net earnings, non-GAAP diluted net EPS, free cash flow, gross cash and net cash (debt). HP also provides forecasts of non-GAAP diluted net EPS and free cash flow.

These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP in the United States. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables above or elsewhere in the materials accompanying this news release.

Use and economic substance of non-GAAP financial measures
Net revenue on a constant currency basis excludes the effect of foreign currency exchange fluctuations calculated by translating current period revenues using monthly average exchange rates from the comparative period and excluding any hedging impact recognized in the current period. Non-GAAP operating margin is defined to exclude the effects of any amounts relating to restructuring and other charges, acquisition-related charges, amortization of intangible assets. Non-GAAP net earnings and non-GAAP diluted net EPS consist of net earnings or diluted net EPS excluding those same charges, defined benefit plan settlement charges, non-operating retirement related (credits)/charges, tax adjustments and the amount of additional taxes or tax benefits associated with each non-GAAP item. HP’s management uses these non-GAAP financial measures for purposes of evaluating HP’s historical and prospective financial performance, as well as HP’s performance relative to its competitors. HP’s management also uses these non-GAAP measures to further its own understanding of HP’s segment operating performance. HP believes that excluding the items mentioned above for these non-GAAP financial measures allows HP’s management to better understand HP’s consolidated financial performance in relation to the operating results of HP’s segments, as HP’s management does not believe that the excluded items are reflective of ongoing operating results. More specifically, HP’s management excludes each of those items mentioned above for the following reasons:

•
Restructuring and other charges are (i) costs associated with a formal restructuring plan and are primarily related to employee termination and early retirement costs and related benefits, costs of real estate consolidation and other non-labor charges; and (ii) other charges, which include non-recurring costs that are distinct from ongoing operational costs. HP excludes these restructuring and other charges (and any reversals of charges recorded in prior periods) for purposes of calculating these non-GAAP measures because HP believes that these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of HP's current operating performance or comparisons to HP's operating performance in other periods.

•
HP incurs cost related to its acquisitions, which it would not have otherwise incurred as part of its operations. The charges are direct expenses such as third-party professional and legal fees, and integration-related costs, as well as non-cash adjustments to the fair value of certain acquired assets such as inventory. These charges related to acquisitions are inconsistent in amount and frequency and are significantly impacted by the timing and nature of HP's acquisitions. HP believes that eliminating such expenses for purposes of calculating these non-GAAP measures facilitates a more meaningful evaluation of HP's current operating performance and comparisons to HP's past operating performance in other periods.

•
HP incurs charges relating to the amortization of intangible assets. Those charges are included in HP’s GAAP earnings, operating margin, net earnings and diluted net EPS. Such charges are significantly impacted by the timing and magnitude of HP’s acquisitions and any related impairment charges. Consequently, HP excludes these charges for purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of HP’s current operating performance and comparisons to HP’s operating performance in other periods.

•
Non-operating retirement-related (credits)/charges includes certain market-related factors such as interest cost, expected return on plan assets, amortized actuarial gains or losses, and impacts from other market-related factors associated with HP’s defined benefit pension and post-retirement benefit plans. The market-driven retirement-related adjustments are primarily due to the changes in pension plan assets and liabilities which are tied to financial market performance and HP considers these adjustments to be outside the operational performance of the business. Non-operating retirement-related (credits)/charges also include certain plan curtailments, settlements and special termination benefits related to HP’s defined benefit pension and post-retirement benefit plans. HP believes that eliminating such adjustments for purposes of calculating non-GAAP measures facilitates a more meaningful evaluation of HP's current operating performance and comparisons to HP's operating performance in other periods.

•
HP incurred defined benefit plan settlement charges relating to the U.S. HP pension plan. The charges are associated with the net settlement and remeasurement resulting from voluntary lump sum payments offered to certain terminated vested participants. HP excludes these charges for the purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of HP’s current operating performance and comparisons to HP’s operating performance in other periods.

•	Tax adjustments include U.S. tax reform adjustment and net tax indemnification amounts.

•
HP recorded U.S. tax reform adjustments as one-time charges relating to the enactment of the Tax Cuts and Jobs Act of 2017 and has completed the accounting for the tax effects of the Tax Cuts and Jobs Act within the one year measurement period. Additional guidance is periodically issued by regulators and new positions taken or elections made by HP impact the income tax expense and effective tax rate in the period in which the adjustments are made.

•
HP also recorded other tax adjustment including tax benefits and expenses related to the realizability of certain deferred tax assets, various tax rate and regulatory changes and tax settlements across various jurisdictions.

HP excludes these adjustments for the purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of HP's current operating performance and comparisons to HP's operating performance in other periods.

Free cash flow is a non-GAAP measure that is defined as cash flow from operations adjusted for net investment in leases and net investments in property, plant, and equipment. Gross cash is a non-GAAP measure that is defined as cash and cash equivalents plus short-term investments and certain long-term investments that may be liquidated within 90 days pursuant to the terms of existing put options or similar rights. HP’s management uses free cash flow and gross cash for the purpose of determining the amount of cash available for investment in HP’s businesses, repurchasing stock and other purposes. HP’s management also uses free cash flow and gross cash to evaluate HP’s historical and prospective liquidity. Because gross cash includes liquid assets that are not included in cash and cash equivalents, HP believes that gross cash provides a helpful assessment of HP’s liquidity. Because free cash flow includes net cash provided by operating activities adjusted for net investment in leases and net investments in property, plant and equipment, HP believes that free cash flow provides a more accurate and complete assessment of HP’s liquidity and capital resources. Net cash (debt) is defined as gross cash less gross debt after adjusting the effect of unamortized premium/discount on debt issuance, debt issuance costs and unrealized gains/losses on fair value hedges and interest rate swaps.

Material limitations associated with use of non-GAAP financial measures
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of HP’s results as reported under GAAP. Some of the limitations in relying on these non-GAAP financial measures are:

•
Items such as amortization of intangible assets, though not directly affecting HP’s cash position, represent the loss in value of intangible assets over time. The expense associated with this change in value is not included in non-GAAP operating margin, non-GAAP net earnings and non-GAAP diluted net EPS, and therefore does not reflect the full economic effect of the change in value of those intangible assets.

•
Items such as restructuring and other charges, acquisition-related charges, non-operating retirement-related (credits)/charges, defined benefit plan settlement charges, and tax adjustments that are excluded from non-GAAP operating margin, non-GAAP net earnings and non-GAAP diluted net EPS can have a material impact on the equivalent GAAP earnings measure and cash flows.

•	HP may not be able to immediately liquidate the short-term and certain long-term investments included in gross cash, which may limit the usefulness of gross cash as a liquidity measure.

Other companies may calculate the non-GAAP financial measures differently than HP, limiting the usefulness of those measures for comparative purposes.

Compensation for limitations associated with use of non-GAAP financial measures
HP compensates for the limitations on its use of non-GAAP financial measures by relying primarily on its GAAP results and using non-GAAP financial measures only supplementally. HP also provides robust and detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure within this news release and in other written materials that include these non-GAAP financial measures, and HP encourages investors to review those reconciliations carefully.

Usefulness of non-GAAP financial measures to investors
HP believes that providing net revenue on a constant currency basis, non-GAAP total operating expense, non-GAAP operating profit, non-GAAP operating margin, non-GAAP tax rate, non-GAAP net earnings, non-GAAP diluted net EPS, free cash flow, gross cash and net cash (debt) to investors in addition to the related GAAP financial measures provides investors with greater transparency to the information used by HP’s management in its financial and operational decision making and allows investors to see HP’s results “through the eyes” of management. HP further believes that providing this information better enables HP’s investors to understand HP’s operating performance and financial condition and to evaluate the efficacy of the methodology and information used by HP’s management to evaluate and measure such performance and financial condition. Disclosure of these non-GAAP financial measures also facilitates comparisons of HP’s operating performance with the performance of other companies in HP’s industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner.